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                           July 23, 2021

       Peter Goldstein
       General Counsel
       GAMCO INVESTORS, INC. ET AL
       One Corporate Center
       Rye, New York 10580

                                                        Re: GAMCO INVESTORS,
INC. ET AL
                                                            Registration
Statement on Form S-3
                                                            Filed July 21, 2021
                                                            File No. 333-258065

       Dear Mr. Goldstein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jessica
Livingston at 202-551-3448 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance